Exhibit 23.6

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named and described as a director nominee of Greenlane Holdings, Inc., a Delaware corporation (the “Company”), in the Registration Statement on Form S-1 filed by the Company, with the Securities and Exchange Commission (as amended, the “Registration Statement”), any amendment or supplement to any prospectus included in the Registration Statement, any amendment to the Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing of this consent with the Registration Statement and any amendment or supplement thereto.

Date: March 20, 2019	/s/ Jeff Uttz
Jeff Uttz